Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SACRAMENTO, SAN DIEGO,

DENVER, NORTHERN VIRGINIA,

WASHINGTON, D.C.

TOKYO, LONDON, BRUSSELS,

BEIJING, SHANGHAI, HONG KONG,

SINGAPORE

April 12, 2013

Starburst II, Inc.

11501 Outlook Street 4th Floor

Overland Park, Kansas 66211

Re:	Starburst II, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as outside counsel to Starburst II, Inc., a Delaware corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”) (File No. 333-186448) filed by the Company with the Securities and Exchange Commission (the “Commission”), with respect to the merger (the “Merger”) of Sprint Nextel Corporation, a Kansas corporation (“Sprint”) with and into Starburst III, Inc., a Kansas corporation and a wholly owned subsidiary of the Company (“Merger Sub”), whereby subsequent to the consummation of the Merger, Sprint will become a wholly owned subsidiary of the Company, all in accordance with the terms and conditions of the Plan and Agreement of Merger, dated as of October 15, 2012, as amended, by and among Sprint, SoftBank Corp., the Company and Merger Sub, Inc. (the “Merger Agreement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) such number of shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), issuable to former Sprint stockholders and other Sprint equityholders upon consummation of the Merger to the extent necessary to comply with the terms of the Merger and the Merger Agreement (the “Shares”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined the originals, or photostatic or certified copies, of the Merger Agreement, the Registration Statement and such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted

April 12, 2013

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to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Merger Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP